UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 16, 2007

SYNOVA HEALTHCARE GROUP, INC.

(Exact name of registrant as specified in its charter)

Nevada	000-51492	91-1951171
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1400 N. Providence Road, Suite 6010, Media, Pennsylvania 19063

(Address of principal executive offices) (Zip Code)

(610) 565-7080

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Norwich Pharmaceuticals, Inc. (“NPI”) is the sole manufacturer of our Today® Sponge contraceptive product that we currently market and sell in the United States and Canada. In June 2007, we re-established the manufacturing process for this product. With manufacturing output of the Today® Sponge now established, we and NPI agreed to restructure the manufacturing agreement to better match our anticipated production requirements for the remainder of 2007 and for 2008. Accordingly, on October 16, 2007, we entered into an Amendment to Contract Manufacturing Agreement (the “Amendment”), which amends that certain Second Amended and Restated Contract Manufacturing Agreement (the “Manufacturing Agreement”), dated as of August 28, 2007, by and between Allendale Pharmaceuticals, Inc. (“Allendale”), one of our wholly-owned subsidiaries, and NPI.

The Amendment modifies the Manufacturing Agreement by:

•

significantly reducing the total number of Today® Sponges that will be produced by NPI in 2007, while only minimally decreasing the take or pay amount for May through December 2007, resulting in a significant increase in the price per sponge for the remainder of 2007;

•

eliminating the take or pay provisions for 2008, and instead providing that Allendale will be invoiced for product shipped by NPI at an increased price for 2008, which takes into account the increased risk to NPI given the removal of the take or pay methodology;

•	reducing the supply of raw materials that must be provided by Allendale to NPI from 30 days to two weeks for the remainder of 2007; and

•	revising the credit terms to require Allendale to pay for all Today® Sponges ordered prior to shipment until March 31, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 22, 2007

SYNOVA HEALTHCARE GROUP, INC.

By:	/s/ Robert L. Edwards
Name:	Robert L. Edwards
Title:	Chief Financial Officer

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